Exhibit 99.1

January 26, 2004

Company Press Release

SOURCE:	California Steel Industries, Inc.

Contact:	Vicente Wright
President and CEO
909-350-6200

California Steel Industries Reports 2003 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported net income for 2003 of $4.5 million on sales of $763.6 million, with fourth quarter sales of $191.9 million and net income of $3.1 million. CSI shipped 488,000 tons of steel products during the fourth quarter, for total 2003 shipments of 1.885 million tons, the second highest level in the company’s history. EBITDA for the quarter totaled $15.2 million, and for the year totaled $48.7 million.

“After a breakeven second quarter and losses in third quarter, we are very pleased with the turnaround to positive results in fourth quarter of 2003,” said Vicente Wright, President and CEO. “This is the result of a tremendous amount of effort from our employees and the cooperation of our slab suppliers as we worked together to ensure a steady operation and flow of quality product to our customers,” he noted.

For the year, prices were up just eight percent over 2002. Sales volumes were as follows (net tons):

	4Q03	4Q02	FY03	FY02
Hot Rolled	211,408	218,112	813,029	945,663
Cold Rolled	57,865	68,342	210,834	234,505
Galvanized	180,334	176,367	716,740	719,711
ERW Pipe	38,276	30,577	144,585	113,902
Total	487,883	493,398	1,885,188	2,013,781

Average slab consumption costs (include the FOB slab price, quality extras, insurance, ocean freight, unloading charges, duties and rail freight from the Port of Los Angeles to CSI’s Fontana works) rose two percent in fourth quarter 2003 over 2002, but were up 26 percent for the year.

“CSI has done an outstanding job this year in controlling costs. We hedged natural gas costs downward, as well as reducing most of the costs related to our production facilities,” Wright commented. “Unfortunately, electricity costs continue to hinder the California economic picture, and CSI is no different,” he continued.

Safety continues its leading presence at CSI, as the Company’s employees achieved a record-breaking total injury rate in 2003.

Liquidity continues to remain strong, as the balance under the Company’s Revolving Credit Agreement remains at zero as of December 31, 2003, with availability of more than $100 million and a cash balance of $42.6 million. Capital spending for 2003 totaled $16.5 million.

Results (in thousands) are as follows:

	Three Months Ended (unaudited)		Twelve Months Ended (audited)
	12/31/2003	12/31/2002	12/31/2003	12/31/2002
Billed net tons	487,883	493,398	1,885,188	2,013,781
Net sales revenue	$191,938	$212,477	$763,556	$754,355
Cost of sales	$177,946	$185,133	$719,935	$657,085
SG&A	$6,212	$7,851	$25,607	$26,013
Operating income	$7,780	$19,493	$18,014	$71,257
Interest expense, net	$3,196	$3,531	$13,120	$14,127
Income before tax	$5,000	$16,459	$6,815	$58,139

Net income	$3,115	$9,877	$4,544	$34,998

Depreciation & Amortization	$6,928	$6,929	$28,660	$28,827

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$35,833	$(7,802)	$80,216	$48,295
Investing Activities	$(4,543)	$(7,877)	$(16,582)	$(20,111)
Financing Activities	$0	$13,000	$(23,878)	$(34,045)

EBITDA (1)	$15,247	$27,297	$48,709	$100,601

(1)	A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Wright concluded, “Everyone who is part of CSI’s success stood together during these very difficult times to return CSI to profitable operations, where we belong. I can’t speak highly enough of our customers, who continue to support our Company with a high degree of loyalty, while recognizing that we work towards the continued success of everyone involved.”

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

2